Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-269296

GS Finance Corp. $465,000 Basket-Linked Notes due 2027 guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (April 5, 2027) is based on the performance, as measured from the trade date (March 31, 2023) to and including the determination date (March 31, 2027), of a weighted basket comprised of the S&P 500® Index and the iShares® Core U.S. Aggregate Bond ETF (ETF).

The return on your notes is linked, in part, to the performance of the ETF, and not to that of the Bloomberg U.S. Aggregate Bond Index (underlying index) on which the ETF is based. The ETF follows a strategy of “representative sampling”, which means the ETF’s holdings are not the same as those of its underlying index. The performance of the ETF may significantly diverge from that of its underlying index.

On the determination date, a weighted return will be calculated, which will be based on the underlier return for each underlier. The weighted return is the sum of the products of (i) the highest underlier return times 60% plus (ii) the lowest underlier return times 40%. Even though the weighted return allocates a higher weight to the highest underlier return, the lowest underlier return may offset the highest underlier return.

The underlier return for each underlier is the percentage increase or decrease in its final level on the determination date from its initial level (4,109.31 with respect to the S&P 500® Index and $99.64 with respect to the iShares® Core U.S. Aggregate Bond ETF).

If the weighted return on the determination date is positive, the return on your notes will be positive and will equal the weighted return, subject to the maximum settlement amount of $1,320 for each $1,000 face amount of your notes.  If the weighted return is zero or negative, you will receive the face amount of your notes.

At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●	if the weighted return is positive, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the weighted return, subject to the maximum settlement amount; or
●	if the weighted return is zero or negative, $1,000.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-14.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $947 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	April 5, 2023	Original issue price:	100% of the face amount
Underwriting discount:	3.25% of the face amount	Net proceeds to the issuer:	96.75% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 9,485 dated March 31, 2023.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $947 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $20.5 per $1,000 face amount).

Prior to June 30, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through June 29, 2023). On and after June 30, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

•General terms supplement no. 8,999 dated February 13, 2023

•Underlier supplement no. 33 dated February 23, 2023

•Prospectus supplement dated February 13, 2023

•Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Terms AND CONDITIONS

CUSIP / ISIN: 40057R7G7 / US40057R7G77

Company (Issuer):  GS Finance Corp.

Guarantor:  The Goldman Sachs Group, Inc.

Basket underliers (each individually, a basket underlier): the S&P 500® Index (current Bloomberg symbol: “SPX Index”), and the iShares® Core U.S. Aggregate Bond ETF (current Bloomberg symbol: “AGG UP Equity”), or, in each case, any successor basket underlier, as each may be modified, replaced or adjusted from time to time as provided herein

Basket index: the S&P 500® Index, or any successor basket index, as it may be modified, replaced or adjusted from time to time as provided herein

Basket fund: the iShares® Core U.S. Aggregate Bond ETF, or any successor basket fund, as it may be modified, replaced or adjusted from time to time as provided herein

Underlying index for the basket fund: the Bloomberg U.S. Aggregate Bond Index

Face amount: $465,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount:  On the stated maturity date, the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to the cash settlement amount.

Cash settlement amount:

●	if the weighted return is positive, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the weighted return, subject to the maximum settlement amount; or
●	if the weighted return is zero or negative, $1,000

Weighted return: the sum of the products of (i) the highest basket underlier return times 60% plus (ii) the lowest basket underlier return times 40%

Basket underlier return: with respect to a basket underlier, the quotient of (i) its final basket underlier level minus its initial basket underlier level divided by (ii) its initial basket underlier level, expressed as a percentage

Initial basket underlier level:

•	with respect to the S&P 500® Index, 4,109.31; and
•	with respect to the iShares® Core U.S. Aggregate Bond ETF, $99.64

Final basket underlier level: with respect to a basket underlier, the closing level of such basket underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of a basket underlier” below

Maximum settlement amount: $1,320

Trade date: March 31, 2023

Original issue date: April 5, 2023

Determination date: March 31, 2027, unless the calculation agent determines that a market disruption event with respect to a basket underlier occurs or is continuing on such day or such day is not a trading day with respect to a basket underlier. In that event, the determination date will be the first following trading day on which the calculation agent determines that, on or subsequent to such originally scheduled determination date, each basket underlier has had at least one trading day on which no market disruption event has occurred or is continuing and the closing level of each of the basket underliers will be determined on or prior to the postponed determination date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the determination date may differ from the dates on which the levels of one or more basket underliers are determined for the purpose of the calculations to be performed on the determination date.) In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. On such last possible determination date, if a market disruption event occurs or is continuing with respect to a basket underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such basket underlier, that day will nevertheless be the determination date.

Stated maturity date: April 5, 2027, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Closing level: on any trading day, (i) with respect to the S&P 500® Index, the official closing level of such basket underlier or any successor basket underlier published by the basket index sponsor on such trading day for such basket underlier and (ii) with respect to the basket fund, the closing sale price or last reported sale price, regular way, for the basket fund, on a per-share or other unit basis:

•	on the principal national securities exchange on which the basket fund is listed for trading on that day, or
•	if the basket fund is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of the basket fund.

If the basket fund is not listed or traded as described above, then the closing level for the basket fund on any day will be the average, as determined by the calculation agent, of the bid prices for the basket fund obtained from as many dealers in the basket fund selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or the company’s affiliates.

The closing level of the basket fund is subject to adjustment as described under “— Anti-dilution adjustments” below.

Trading day: (i) with respect to the basket index, a day on which the respective principal securities markets for all of its basket underlier securities are open for trading, the basket index sponsor is open for business and the basket index is calculated and published by the basket index sponsor and (ii) with respect to the basket fund, a day on which (a) the exchange on which the basket fund has its primary listing is open for trading and (b) the price of one share of the basket fund is quoted by the exchange on which the basket fund has its primary listing.

Successor basket underlier: with respect to a basket underlier, any substitute basket underlier approved by the calculation agent as a successor basket underlier as provided under “— Discontinuance or modification of a basket underlier” below

Basket index sponsor: with respect to the basket index, at any time, the person or entity, including any successor sponsor, that determines and publishes the basket index as then in effect. The notes are not sponsored, endorsed, sold or promoted by the basket index sponsor or any of its affiliates and the basket index sponsor and its affiliates make no representation regarding the advisability of investing in the notes.

Basket fund investment advisor: with respect to the basket fund, at any time, the person or entity, including any successor investment advisor, that serves as an investment advisor to the basket fund as then in effect

Basket underlier securities: with respect to a basket underlier, at any time, the securities that comprise such basket underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: (i) With respect to a basket index on any given trading day, any of the following will be a market disruption event:

●

a suspension, absence or material limitation of trading in basket underlier securities constituting 20% or more, by weight, of such basket index on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

●

a suspension, absence or material limitation of trading in option or futures contracts relating to such basket index or to basket underlier securities constituting 20% or more, by weight, of such basket index in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

●

basket underlier securities constituting 20% or more, by weight, of such basket index or option or futures contracts, if available, relating to such basket index or to basket underlier securities constituting 20% or more, by weight, of such basket index do not trade on what were the respective primary markets for those basket underlier securities or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in option or futures contracts relating to such basket index or to any basket underlier security.

For this purpose, an “absence of trading” in the primary securities market on which a basket underlier security is traded, or on which option or futures contracts relating to such basket index or a basket underlier security are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in a basket underlier security or in option or futures contracts, if available, relating to such basket index or a basket underlier security in the primary market for that stock or those contracts, by reason of:

●	a price change exceeding limits set by that market,
●	an imbalance of orders relating to that basket underlier security or those contracts, or
●	a disparity in bid and ask quotes relating to that basket underlier security or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

(ii) With respect to the basket fund on any given trading day, any of the following will be a market disruption event:

●

a suspension, absence or material limitation of trading in such basket fund on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

●

a suspension, absence or material limitation of trading in option or futures contracts relating to such basket fund in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

●	such basket fund does not trade on what was the primary market for such basket fund, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

●	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
●	a decision to permanently discontinue trading in option or futures contracts relating to such basket fund.

For this purpose, an “absence of trading” in the primary securities market on which shares of such basket fund are traded, or on which option or futures contracts, if available, relating to such basket fund are traded, will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in shares of such basket fund or in option or futures contracts, if available, relating to such basket fund in the primary market for such basket fund or those contracts, by reason of:

●	a price change exceeding limits set by that market,
●	an imbalance of orders relating to the shares of such basket fund or those contracts, or
●	a disparity in bid and ask quotes relating to the shares of such basket fund or those contracts,

will constitute a suspension or material limitation of trading in shares of such basket fund or those contracts in that market.

(iii) A market disruption event with respect to one basket underlier will not, by itself, constitute a market disruption event for any unaffected basket underlier.

Consequences of a market disruption event or a non-trading day: If a market disruption event with respect to any basket underlier occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day, then the determination date will be postponed as described under “— Determination date” above. If the determination date is postponed due to a market disruption event or non-trading day with respect to one or more of the basket underliers, the weighted return for the postponed determination date will be calculated based on (i) the closing level of each of the basket underliers that is not affected by the market disruption event or non-trading day, if any, on the originally scheduled determination date, (ii) the closing level of each of the basket underliers that is affected by the market disruption event or non-trading day on the first trading day following the originally scheduled determination date on which no market disruption event exists for that basket underlier, and (iii) the calculation agent’s assessment, in its sole discretion, of the closing level of each basket underlier on the last possible postponed determination date with respect to each basket underlier as to which a market disruption event or non-trading day continues through the last possible postponed determination date. As a result, this could result in the closing level of differing basket underliers being determined on different calendar dates. For the avoidance of doubt, once the closing level for one or more basket underliers is determined for the determination date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or modification of a basket underlier: (i) If, with respect to the basket index, the basket index sponsor discontinues publication of the basket index and such basket index sponsor or any other person or entity publishes a substitute basket underlier that the calculation agent determines is comparable to such basket index and approves as a successor basket underlier, or if the calculation agent designates a substitute basket underlier, then the calculation agent will determine the amount payable on the stated maturity date by reference to such successor basket underlier.

If the calculation agent determines that the publication of the basket index is discontinued and there is no successor basket underlier, the calculation agent will determine the amount payable on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such basket index.

If the calculation agent determines that (a) the basket index, the basket underlier securities comprising such basket index or the method of calculating such basket index is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of such basket index or the basket underlier securities and whether the change is made by the basket index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor basket underlier, is due to events affecting one or more of the basket underlier securities or their issuers or is due to any other reason — and is not otherwise reflected in the level of the basket index by the basket index sponsor pursuant to the then-current basket index methodology of the basket index or (b) there has been a split or reverse split of the basket index, then the calculation agent will be permitted (but not required) to make such adjustments in such basket index or the method of its calculation as it believes are appropriate to ensure that the level of such basket index used to determine the amount payable on the stated maturity date is equitable.

(ii) If, with respect to the basket fund, the basket fund is delisted from the exchange on which the basket fund has its primary listing and the basket fund investment advisor or anyone else publishes a substitute basket underlier that the calculation agent determines is comparable to the basket fund and approves as a successor basket underlier, or if the calculation agent designates a substitute basket underlier, then the calculation agent will determine the cash settlement amount on the stated maturity date by reference to such successor basket underlier.

If the calculation agent determines that the basket fund is delisted or withdrawn from the exchange on which the basket fund has its primary listing and there is no successor basket underlier, the calculation agent will determine the cash settlement amount on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the basket fund.

If the calculation agent determines that the basket fund, the basket underlier securities comprising such basket fund or the method of calculating such basket fund is changed at any time in any respect — including any split or reverse split of the basket fund, a material change in the investment objective of the basket fund and any addition, deletion or substitution and any reweighting or rebalancing of the basket underlier securities and whether the change is made by the basket fund investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor basket underlier, is due to events affecting one or more of the basket underlier securities or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the basket fund or the method of its calculation as it believes are appropriate to ensure that the level of such basket fund used to determine the cash settlement amount on the stated maturity date is equitable.

(iii) All determinations and adjustments to be made by the calculation agent with respect to a basket underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Anti-dilution adjustments: the calculation agent will have discretion to adjust the closing level of the basket fund if certain events occur (including those described above under “— Discontinuance or modification of a basket underlier”). In the event that any event other than a delisting or withdrawal from the relevant exchange occurs, the calculation agent shall determine whether and to what extent an adjustment should be made to the level of the basket fund or any other term. The calculation agent shall have no obligation to make an adjustment for any such event.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Overdue principal rate: the effective Federal Funds rate

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical weighted returns or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of weighted returns and closing levels of the basket underliers that are entirely hypothetical; no one can predict what the levels of the basket underliers will be on any day throughout the life of your notes, and no one can predict what the final basket underlier levels will be on the determination date. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the basket underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-14 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Maximum settlement amount	$1,320
Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on the originally scheduled determination date

No change in or affecting (i) any of the basket underlier securities, (ii) the methods by which the basket index sponsor calculates the basket index or the underlying index sponsor calculates its underlying index or (iii) the policies of the basket fund investment advisor of the basket fund

Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the basket underliers over the life of your notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of each basket underlier shown elsewhere in this pricing supplement. For information about the historical levels of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical Closing Levels of the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.

The values in the left column of the table below represent hypothetical weighted returns. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical weighted return, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical weighted return and the assumptions noted above.

Hypothetical Weighted Return	Hypothetical Cash Settlement Amount
(as Percentage of Face Amount)
100.000%	132.000%
75.000%	132.000%
32.000%	132.000%
30.000%	130.000%
25.000%	125.000%
0.000%	100.000%
-25.000%	100.000%
-50.000%	100.000%
-75.000%	100.000%
-100.000%	100.000%

If, for example, the weighted return were determined to be -75.000%, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would receive no return on your investment. In addition, if the weighted return were determined to be 100.000%, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount, or 132.000% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the weighted return over 32.000%.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the stated maturity date, if the weighted return were any of the hypothetical values shown on the horizontal axis. The hypothetical cash settlement amounts in the chart are expressed as percentages of the face amount of your notes. The chart shows that any hypothetical weighted return of less than 0.000% (the section left of the 0.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of 100.000% of the face amount of your notes. The chart also shows that any hypothetical weighted return of greater than or equal to 32.000% (the section right of the 32.000% marker on the horizontal axis) would result in a capped return on your investment.

200%
150%
132%
100%
50%
0%
Hypothetical Cash Settlement Amount as % of Face Amount
Basket Performance
Note Performance
-100%
-50%
0%
32%
50%
100%
Hypothetical Weighted Return

The following examples illustrate the hypothetical cash settlement amount at maturity for each note based on hypothetical final basket underlier levels of the basket underliers, calculated based on the key terms and assumptions above. The percentages in Column A represent hypothetical final basket underlier levels for each basket underlier, in each case expressed as a percentage of its initial basket underlier level. The amounts in Column B represent the basket underlier return for each basket underlier, which in each case equals the quotient of (i) the final basket underlier level for such basket underlier minus its initial basket underlier level divided by (ii) its initial basket underlier level, expressed as a percentage. The weighted return for each example is shown beneath each example, and in each case equals the sum of the products of (i) the highest basket underlier return times 60% plus (ii) the lowest basket underlier return times 40%. The values below have been rounded for ease of analysis.

Example 1: The basket underlier return of each basket underlier is positive and the weighted return is positive. The cash settlement amount equals the maximum settlement amount.

	Column A	Column B

Basket Underlier	Hypothetical Final Basket Underlier Level (as Percentage of Initial Basket Underlier Level)	Basket Underlier Return
S&P 500® Index	170.00%	70%
iShares® Core U.S. Aggregate Bond ETF	150.00%	50%

In this example, all of the hypothetical final basket underlier levels for the basket underliers are greater than the applicable hypothetical initial basket underlier levels, which results in the basket underlier returns for each basket underlier being greater than zero. Since the S&P 500® Index has the highest basket underlier return of 70% and the iShares® Core U.S. Aggregate Bond ETF has the lowest basket underlier return of 50%, the weighted return is equal to:

(70% × 60%) + (50% × 40%) = 62%

Since the weighted return is 62%, the hypothetical cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount of $1,320 for each $1,000 face amount of your notes (i.e., 132% of each $1,000 face amount of your notes).

Example 2: The basket underlier return of each basket underlier is positive and the weighted return is positive. The cash settlement amount is greater than the $1,000 face amount but less than the maximum settlement amount.

	Column A	Column B

Basket Underlier	Hypothetical Final Basket Underlier Level (as Percentage of Initial Basket Underlier Level)	Basket Underlier Return
S&P 500® Index	130.00%	30%
iShares® Core U.S. Aggregate Bond ETF	110.00%	10%

In this example, all of the hypothetical final basket underlier levels for the basket underliers are greater than the applicable hypothetical initial basket underlier levels, which results in the basket underlier returns for each basket underlier being greater than zero. Since the S&P 500® Index has the highest basket underlier return of 30% and the iShares® Core U.S. Aggregate Bond ETF has the lowest basket underlier return of 10%, the weighted return is equal to:

(30% × 60%) + (10% × 40%) = 22%

Since the weighted return is 22%, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 22%) = $1,220

Example 3: The basket underlier returns are positive and negative and the weighted return is below 0%. The cash settlement amount equals the $1,000 face amount.

	Column A	Column B

Basket Underlier	Hypothetical Final Basket Underlier Level (as Percentage of Initial Basket Underlier Level)	Basket Underlier Return
S&P 500® Index	40.00%	-60%
iShares® Core U.S. Aggregate Bond ETF	101.00%	1%

In this example, the basket underlier return of the S&P 500® Index is negative, while the basket underlier return of the iShares® Core U.S. Aggregate Bond ETF is positive.

Even if the highest basket underlier return (which is assigned the highest weighting in the weighted return calculation) is positive, a basket underlier return of less than zero could offset a basket underlier return of greater than zero. In this example, the large decline in the S&P 500® Index (the lowest basket underlier return) results in a weighted return of less than 0%, even though the iShares® Core U.S. Aggregate Bond ETF increased.  Since the iShares® Core U.S. Aggregate Bond ETF has the highest basket underlier return of 1% and the S&P 500® Index has the lowest basket underlier return of -60%, the weighted return is equal to:

(1% × 60%) + (-60% × 40%) = -23.4%

Since the weighted return of -23.4% is less than 0%, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal the face amount of your note, or $1,000.

Example 4: The basket underlier return of each basket underlier is negative and the weighted return is below 0%. The cash settlement amount equals the $1,000 face amount.

	Column A	Column B

Basket Underlier	Hypothetical Final Basket Underlier Level (as Percentage of Initial Basket Underlier Level)	Basket Underlier Return
S&P 500® Index	60.00%	-40%
iShares® Core U.S. Aggregate Bond ETF	55.00%	-45%

In this example, all of the hypothetical final basket underlier levels for the basket underliers are less than the applicable initial basket underlier levels, which results in the basket underlier returns for each basket underlier being negative. Since the S&P 500® Index has the highest basket underlier return of -40% and the iShares® Core U.S. Aggregate Bond ETF has the lowest basket underlier return of -45%, the weighted return is equal to:

(-40% × 60%) + (-45% × 40%) = -42%

Since the weighted return of -42% is less than 0%, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal the face amount of your note, or $1,000.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the basket underlier securities that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-15.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket underlier levels or weighted return or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual basket underlier return of each basket underlier and the actual weighted return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the hypothetical cash settlement amounts shown in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 33 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 33 and the accompanying general terms supplement no. 8,999. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket underlier securities, i.e., with respect to a basket underlier to which your notes are linked, the securities comprising such basket underlier. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others.  See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-8 of the accompanying general terms supplement no. 8,999.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the basket underliers, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

The Amount Payable on Your Notes Is Not Linked to the Level of Each Basket Underlier at Any Time Other Than the Determination Date

The weighted return will be based on the final basket underlier level for each basket underlier. The final basket underlier level for each basket underlier will be based on the closing levels of the basket underliers on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing levels of the basket underliers dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing levels of the basket underliers prior to such drop in the levels of the basket underliers. Although the actual levels of the basket underliers on the stated maturity date or at other times during the life of your notes may be higher than the closing levels of the basket underliers on the determination date, you will not benefit from the closing levels of the basket underliers at any time other than on the determination date.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the levels of the basket underliers;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the basket underliers;
•	the dividend rates of the basket underlier securities;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the basket underlier securities, and which may affect the closing level of the basket underliers;

•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the basket underliers based on their historical performance.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the basket over the life of your notes will be limited because of the maximum settlement amount. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the weighted return exceeds 32%. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket or any of the basket underliers.

The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underlier

Declines in the level of one basket underlier may offset an increase in the level of the other basket underlier. As a result, the weighted return may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the formula for the weighted return assigns unequal weights to the basket underliers, and even though the highest basket underlier return will be the most heavily weighted basket underlier return, that highest basket underlier return may be negative. Further, even if the highest basket underlier return is positive, a lower basket underlier return of the other basket underlier could offset the positive return of the basket underlier with the highest basket underlier return.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Fund or Any Basket Underlier Securities

The return on your notes will not reflect the return you would realize if you actually owned the basket fund or basket underlier securities and received the distributions paid on the shares of the basket fund. You will not receive any dividends that may be paid on any of the basket underlier securities by the basket underlier securities issuers or the shares of the basket fund. See “—You Have No Shareholder Rights or Rights to Receive Any Shares of the Basket Fund or Any Basket Underlier Security” below for additional information.

You Have No Shareholder Rights or Rights to Receive Any Shares of the Basket Fund or Any Basket Underlier Security

Investing in your notes will not make you a holder of any shares of the basket fund or any of the basket underlier securities. Neither you nor any other holder or owner of your notes will have any rights with respect to the basket fund or the basket underlier securities, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the basket fund or the basket underlier securities or any other rights of a holder of any shares of the basket fund or the basket underlier securities. Your notes will be paid in cash and you will have no right to receive delivery of any shares of the basket fund or any basket underlier securities.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the maximum settlement amount on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium, the maximum settlement amount will only permit a lower positive return on your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

Additional Risks Related to the iShares® Core U.S. Aggregate Bond ETF

The Policies of the Basket Fund’s Investment Advisor, BlackRock Fund Advisors, and the Sponsor of its Underlying Index, Bloomberg Index Services Limited, Could Affect the Amount Payable on Your Notes and Their Market Value

The basket fund’s investment advisor, BlackRock Fund Advisors (“BFA” or the “basket fund investment advisor”) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the basket fund investment advisor concerning the calculation of the net asset value of the basket fund, additions, deletions or substitutions of securities in the underlier and the manner in which changes affecting its underlying index are reflected in the basket fund that could affect the market price of the shares of the basket fund, and therefore, the amount payable on your notes on the stated maturity date. The amount payable on your notes and their market value could also be affected if the basket fund investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the basket fund, or if the basket fund investment advisor discontinues or suspends calculation or publication of the net asset value of the basket fund, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS&Co. — may determine the closing level of the basket fund on the determination date — and thus the amount payable on the stated maturity date — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing level of the basket fund on the determination date and the amount payable on your notes more fully under “Terms and Conditions - Discontinuance or modification of a basket underlier” on page PS-6 of this pricing supplement.

In addition, Bloomberg Index Services Limited (the “underlying index sponsor”) owns the underlying index and is responsible for the design and maintenance of the underlying index. The policies of the underlying index sponsor concerning the calculation of the underlying index, including decisions regarding the addition, deletion or substitution of the securities included in the underlying index, could affect the level of the underlying index and, consequently, could affect the market prices of shares of the basket fund and, therefore, the amount payable on your notes and their market value.

There is No Assurance That an Active Trading Market Will Continue for the Basket Fund or That There Will Be Liquidity in Any Such Trading Market; Further, the Basket Fund is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the basket fund’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the basket fund or that there will be liquidity in the trading market.

In addition, the basket fund is subject to management risk, which is the risk that the basket fund investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the basket fund investment advisor may select up to 10% of the basket fund’s portfolio to be invested in bonds that are not included in its underlying index, as well as in certain futures, options and swaps contracts, cash and high-quality, liquid short term instruments. The basket fund is also not actively managed and may be affected by a general decline in market segments relating to its underlying index. The basket fund investment advisor invests in securities included in, or representative of, its underlying index regardless of their investment merits. The basket fund investment advisor does not attempt to take defensive positions in declining markets. In addition, the basket fund investment advisor may be permitted to engage in securities lending with respect to a portion of the basket fund’s total assets, which could subject the basket fund to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, the basket fund is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.

Further, the basket fund is subject to listing standards adopted by the NYSE Arca. There can be no assurance that the basket fund will continue to meet the applicable listing requirements, or that the basket fund will not be delisted.

The Basket Fund and its Underlying Index are Different and the Performance of the Basket Fund May Not Correlate With the Performance of its Underlying Index

The basket fund uses a representative sampling strategy (more fully described under “The Basket and the Basket Underliers”) to attempt to track the performance of its underlying index. The basket fund may not hold all or substantially all of the securities included in its underlying index and may hold bonds not included in its underlying index. Therefore, while the performance of the basket fund is generally linked to the performance of its underlying index, the performance of the basket fund is also linked in part to securities not included in its underlying index and to the performance of other assets, such as futures, options and swap contracts, cash and high-quality, liquid short-term instruments, including shares of money market funds affiliated with the basket fund investment advisor.

Imperfect correlation between the basket fund’s portfolio securities and those in its underlying index, rounding of prices, changes to its underlying index and regulatory requirements may cause tracking error, the divergence of the basket fund’s performance from that of its underlying index.

In addition, the performance of the basket fund will reflect additional transaction costs and fees that are not included in the calculation of its underlying index and this may increase the tracking error of the basket fund. Also, because the shares of the basket fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the basket fund may differ from the net asset value per share of the basket fund.

For all of the foregoing reasons, the performance of the basket fund may not correlate with the performance of its underlying index. Consequently, the return on the notes will not be the same as investing directly in the basket fund or in its underlying index or in the basket fund securities or in its underlying index securities, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of its underlying index.

Periods of Higher Market Volatility May Exacerbate Tracking Error

Tracking error is the difference between the performance of the basket fund and the underlying index it tracks. Although the basket fund seeks to track the performance of its underlying index, the basket fund’s return may not match or achieve a high degree of correlation with the return of its underlying index due to, among other things, transaction costs.  In addition, in periods of high market volatility, the basket fund’s ability to manage the portfolio to closely track its underlying index may be adversely impacted given the rapid changes in its underlying index. As a result, in periods of high market volatility, the basket fund may not closely track its underlying index, which may have an adverse impact on your notes.

Due to its Holdings, the Basket Fund Is Subject to Credit Risk

The bonds and other instruments held by the basket fund are subject to credit risk, and therefore the basket fund is subject to credit risk. Credit risk is the risk that the issuer or guarantor of a debt instrument or the counterparty to a derivatives contract or other instrument will be unable or unwilling to make its timely interest and/or principal payments when due or otherwise honor its obligations. There are varying degrees of credit risk, depending on an issuer’s or counterparty’s financial condition and on the terms of an obligation, which may be reflected in the issuer’s or counterparty’s credit rating. There is the chance that the basket fund’s portfolio holdings will have their credit ratings downgraded or will default (i.e., fail to make scheduled interest or principal payments), or that the market’s perception of an issuer’s creditworthiness may worsen. Any such event is expected to adversely affect the value of the basket fund.

Due to its Holdings, the Underlier Is Subject to Interest Rate Risk

The bonds and other instruments held by the underlier are subject to interest rate risk, and therefore the basket fund is subject to interest rate risk. As interest rates rise, the values of fixed-income securities, such as the bonds and other instruments held by the basket fund, are likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making their prices more volatile than those of securities with shorter durations. A measure investors commonly use to determine this sensitivity is called duration. Generally, the longer the duration of a particular fixed-income security, the greater its price sensitivity to interest rates. To the extent the basket fund invests a substantial portion of its assets in fixed-income securities with longer duration, rising interest rates may cause the value of the basket fund’s investments to decline significantly, which is expected to adversely affect the value of the basket fund. Further, an increase in interest rates may lead to heightened volatility in the fixed-income markets and adversely affect certain fixed-income investments, including the bonds and other instruments held by the basket fund, as well as the basket fund itself.

During Periods of Falling Interest Rates, Prepayment of Debt Obligations held by the Basket Fund May Result in a Decline in the Basket Fund’s Income or Return Potential

During periods of falling interest rates, issuers of certain debt obligations held by the basket fund may repay principal prior to the security’s maturity, which may cause the basket fund to have to reinvest in securities with lower yields or higher risk of default, resulting in a decline in the basket fund’s income or return potential. Also, if a security subject to prepayment had been purchased at a premium, the value of the premium would be lost in the event of prepayment.

Due to its Holdings, the Basket Fund Is Subject to Mortgage-Backed Securities Risk

The basket fund may invest in mortgage-backed securities (“MBS”), and therefore the basket fund is subject to special risks relating to MBS. MBS are subject to prepayment risk, which is the risk that during periods of falling interest rates, an issuer of mortgages and other securities may be able to repay principal prior to the security’s maturity, causing the underlier to have to reinvest in securities with a lower yield or higher risk of default. MBS are also subject to extension risk, which is the risk that when interest rates rise, certain MBS will be paid off substantially more slowly than originally anticipated and the value of those securities may fall sharply. Because of prepayment and extension risk, MBS react differently to changes in interest rates than other bonds. Small movements in interest rates (both increases and decreases) may quickly and significantly reduce the value of certain MBS. In recent years, the market for MBS has experienced substantially lower valuations and reduced liquidity. Ongoing economic and market uncertainty suggests that MBS may continue to be more difficult to value and to dispose of than previously.

Risks Related to Tax

Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is comprised of two basket underliers: the S&P 500® Index and the iShares® Core U.S. Aggregate Bond ETF.

S&P 500® Index

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. For more details about the S&P 500® Index, the basket index sponsor and license agreement between the basket index sponsor and the issuer, see “The Underliers — S&P 500® Index” on page S-106 of the accompanying underlier supplement no. 33.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such notes.

iShares® Core U.S. Aggregate Bond ETF

The shares of the iShares® Core U.S. Aggregate Bond ETF (the “ETF”) are issued by iShares® Trust, a registered investment company.

●

The ETF is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the Bloomberg U.S. Aggregate Bond Index (the “index”).

●	The ETF’s investment advisor is BlackRock Fund Advisors (“BFA”).
●	The ETF’s shares trade on the NYSE Arca under the ticker symbol “AGG”.
●	The iShares® Trust’s SEC CIK Number is 0001100663.
●	The ETF’s launch date was September 22, 2003.
●	The ETF’s shares are issued or redeemed only in creation units of 100,000 shares or multiples thereof.

We obtained the following fee information from the iShares® website without independent verification. The investment advisor is paid a management fee from the ETF calculated based on the aggregate average daily net assets of the ETF at the annual rate of 0.04%. In addition, the ETF may incur “acquired fund fees and expenses.” Acquired fund fees and expenses reflect the ETF’s pro rata share of the fees and expenses incurred by investing in other investment companies. The impact of acquired fund fees and expenses is included in the total returns of the ETF. BFA has contractually agreed to waive a portion of its management fees in an amount equal to the acquired fund fees and expenses, if any, attributable to investments by the ETF in other registered investment companies advised by BFA or its affiliates, through June 30, 2026. The contractual waiver may be terminated prior to June 30, 2026 only upon written agreement of the iShares® Trust and BFA. As of December 31, 2022, the net expense ratio of the ETF was 0.03% per annum.

For additional information regarding iShares® Trust or BFA, please consult the reports (including the Semi-Annual Report to Shareholders on Form N−CSRS for the period ended August 31, 2022) and other information iShares® Trust files with the SEC. In addition, information regarding the ETF (including its top ten holdings and weights, top ten issuers and weights, weighted average maturity, weighted average coupon, effective duration and sector weights) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the iShares® website at ishares.com/us/products/239458/ishares-core-total-us-bond-market-etf. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Investment Objective and Strategy

The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the index. The ETF’s investment objective and the index that the ETF tracks may be changed without shareholder approval.

BFA uses a representative sampling indexing strategy to attempt to track the performance of the index. For the ETF, this strategy involves investing in a representative sample of securities that collectively have an investment profile similar to that of the index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market value and industry weightings), fundamental characteristics (such as return variability, duration, maturity or credit ratings and yield) and liquidity measures similar to those of the index. The ETF may or may not hold all of the securities in the index.

The ETF will invest at least 80% of its assets in component securities of the index and in TBAs that have economic characteristics that are substantially identical to the economic characteristics of the component securities of the index, including TBA securities or TBA transactions (a mechanism for the forward settlement of U.S. agency mortgage-backed pass-through securities) and the ETF will invest at least 90% of its assets in fixed income securities of the types included in the index that BFA believes will help the ETF track the index. The ETF will invest no more than 10% of its assets in futures, options and swaps contracts that BFA believes will help the ETF track the index as well as in fixed income securities other than the types included in the index, but which BFA believes will help the ETF track the index. Cash and cash equivalent investments associated with a TBA position will be treated as part of that position for purposes of calculating the percentage of investments in the component securities of the index. Cash and cash equivalent investments associated with a derivative position will be treated as part of that position for the purposes of calculating the percentage of investments included in the index. The ETF may lend securities representing up to one-third of the value of the ETF’s total assets (including the value of the collateral received).

Notwithstanding the ETF's investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, any coupons or interest paid on the securities purchased by the ETF or on the securities that comprise the index.

Tracking Error

The performance of the ETF and the index may vary due to a variety of factors, including differences between the securities and other instruments held in the ETF’s portfolio and those included in the index, pricing differences (including, as applicable, differences between a security’s price at the local market close and the ETF’s valuation of a security at the time of calculation of the ETF’s NAV), transaction costs incurred by the ETF, the ETF’s holding of uninvested cash, differences in timing of the accrual of or the valuation of distributions, the requirements to maintain pass-through tax treatment, portfolio transactions carried out to minimize the distribution of capital gains to shareholders, acceptance of custom baskets, changes to the index or the costs of complying with various new or existing regulatory requirements. Tracking error also may result because the ETF incurs fees and expenses, while the index does not. The ETF’s use of a representative sampling indexing strategy can be expected to produce a larger tracking error than would result if the ETF used a replication indexing strategy in which an ETF invests in substantially all of the securities in its index in approximately the same proportions as in the index.

Industry Concentration Policy

The ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the index is concentrated in that industry or group of industries.

Bloomberg U.S. Aggregate Bond Index

The index is administered by Bloomberg Index Services Limited (the “index sponsor”), which determines the composition and relative weightings of the securities in the index and publishes information regarding its market value. The index measures the investment grade, U.S. dollar-denominated, fixed-rate taxable bond market. The index includes Treasuries, government-related and corporate securities, mortgage-backed pass-through securities (“MBS”), asset-backed securities (“ABS”) and commercial mortgage-backed securities (“CMBS”). The index is calculated in U.S. dollars on a total return (gross) basis.

Additional information regarding the index may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the index fact sheet available at bloomberg.com/professional/product/indices/bloomberg-fixed-income-indices-fact-sheets-publications/. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Index Eligibility Rules

In order for a security to be eligible for inclusion in the index, it must have the following attributes:

Eligible Currencies: Principal and interest must be denominated in USD.

Quality: Securities must be rated investment grade (Baa3/BBB-/BBB- or higher) using the middle rating of Moody’s, S&P and Fitch; when a rating from only two agencies is available, the lower is used; when only one agency rates a bond, that rating is used. In cases where explicit bond level ratings may not be available, other sources may be used to classify securities by credit quality.

Coupon: Only securities that have a fixed-rate coupon, are callable fixed-to-floating rate bonds that are currently in the fixed-rate term, or have a step-up coupon that changes according to a predetermined schedule are eligible.

Amount Outstanding:

The following minimum amount outstanding requirements apply:

•

For Treasury, government-related and corporate securities, only securities with a minimum par amount outstanding of $300 million are eligible for inclusion. An issuer is classified as government-related (as opposed to corporate) if it is 50% or more government owned, carries a government guarantee or is government sponsored.

•	For MBS, pool aggregates must have a minimum par amount outstanding of $1 billion.
•	For ABS, the minimum deal size is $500 million and minimum tranche size is $25 million.
•	For CMBS, the minimum deal size is $500 million with at least $300 million amount outstanding remaining in the deal and the minimum tranche size is $25 million.
•

For US Treasuries, securities held in the Federal Reserve SOMA account (both purchases at issuance and net secondary market transactions) are deducted from the total amount outstanding. New issuances bought at auction by the Federal Reserve do not enter the index. Net secondary market purchases/sales are adjusted at each month end with a one-month lag.

Maturity:

The index sponsor uses time to final maturity to determine index inclusion and classify bonds by their remaining term.

Only securities with at least one year until final maturity, regardless of optionality, are eligible for inclusion. MBS must have a weighted average maturity of at least one year. CMBS and ABS must have a remaining average life of at least one year. Bonds that convert from fixed to floating rate, including fixed-to-float perpetuals, will exit the index one year prior to conversion to floating-rate. Fixed-rate perpetuals are not included.

Market of Issue:

Market of issue is used to exclude securities that are offered only to foreign investors. The index includes only SEC-registered securities, bonds exempt from registration at the time of issuance and SEC Rule 144A securities with registration rights. A security with both SEC Regulation-S (Reg-S) and SEC Rule 144A tranches is treated as one security for index purposes. The 144A tranche is used to prevent double-counting and represents the combined amount outstanding of the 144A and Reg-S tranches. Global bonds are included and bonds that were previously SEC-registered or 144A with registration rights but later deregistered by the issuer remain eligible.

Seniority of Debt:

•	Senior and subordinated issues are included.

Taxability:

Only fully taxable securities are eligible. Build America Bonds (“BAB”) with the tax credit to the issuer are eligible; those with tax credits issued to investors are considered tax exempt. Dividend Received Deduction (“DRD”) and Qualified Dividend Income (“QDI”) eligible securities are excluded.

Security Types:

•	The following security types are eligible:
o	Bullet, putable, sinkable/amortizing and callable bonds
o	Taxable municipal securities, including BAB
o	Original issue zero coupon and underwritten MTN
o	Enhanced equipment trust certificates (“EETC”)
o	Certificates of deposit
o	Fixed-rate and fixed-to-float (including fixed-to-variable) capital securities
o	Covered bonds

o	US agency CMBS
•	The following security types are ineligible:
o	Contingent capital securities, including traditional CoCos and contingent write-down securities
o	Bonds with equity type features (eg, warrants, convertibles, preferreds, DRD/QDI-eligible issues)
o	Tax-exempt municipal securities
o	Inflation-linked bonds, floating-rate issues
o	Private placements, retail bonds
o	USD25/USD50 par bonds
o	Structured notes, pass-through certificates
o	Non-ERISA eligible CMBS issues
o	CMBS A1A tranches
o	Illiquid securities with no available internal or third-party pricing source

Rebalancing the Index. The index is rebalanced at each month-end, and this represents the fixed set of bonds on which index returns are calculated for the ensuing month, which is referred to as the “returns universe”.  While intra-month changes are not made to the returns universe, there is a second universe of stocks kept for the index, the “projected universe”, where indicative intra-month changes to securities (credit rating change, sector reclassification, amount outstanding changes, corporate actions, ticker changes) are reflected on a daily basis. These changes will affect the composition of the returns universe at month-end when the index is rebalanced, and the projected universe becomes the returns universe. Eligible securities issued, but not necessarily settled, on or before the month-end rebalancing date qualify for immediate inclusion in the projected universe and inclusion in the returns universe the following month, so long as required security reference information and pricing are readily available.

Intra-month cash flows. Intra-month cash flows from interest and principal payments contribute to monthly index returns but are not reinvested at a short-term reinvestment rate between rebalance dates. At each rebalancing, cash is effectively reinvested into the returns universe for the following month so that index results over two or more months reflect monthly compounding.

Calculation.

The index is calculated using security-level returns and weights that are reset at each index rebalancing.

Security-level Returns

The index is a total return index, which is an index that includes security price movements (“price return”), the local return from interest accrual/payments (“coupon return”) and scheduled and unscheduled payments of principal (“paydown return”).

The price return for a given period is derived from changes in security price during the course of the reporting period (due to factors such as interest rate changes or spread movements) and is expressed as a percentage of the security’s beginning of period market value. The security price used to calculate the price return does not reflect accrued interest (“clean price”). Changes in accrued interest are tracked separately as part of the coupon return.

The coupon return for a given period measures the interest income earned by a security, reflecting changes in accrued interest plus any interest paid during that period, divided by the sum of the clean price plus accrued interest (“dirty price”) of the security at the beginning of the period.

In the case of a default, the ending accrued interest value is set to zero, reversing out any accrual posted since the last coupon payment, and the security shows a negative coupon return. The index sponsor continues to price the security in the returns universe, and it continues to contribute to price return until month-end, at which time it is removed from the index.

Scheduled and unscheduled principal payments prior to a bond’s maturity date are used to calculate security level paydown returns, which capture the gain or loss when a percentage of a security’s par outstanding is redeemed, and the security is trading at a price other than par. Principal payments enter the returns universe as cash when they are paid, but they do not earn an additional reinvestment return for the remainder of the month. Paydown return is only calculated for amortizing or partially called bonds and is not calculated for securities that are fully called by the issuer. For fully called bonds, the entire amount outstanding redeemed enters the returns universe as cash at the call price; any difference in the beginning price and the called price is reflected in price return, rather than the paydown return.

Market Value Weights

The weight of each index security is based on its market value. At the beginning of each monthly reporting period, the weight of each index security is calculated based on its clean price, accrued interest and par amount outstanding. Day-over-day changes to market value can reflect various events such as corporate actions with adjustments to amount outstanding, yield movements with price fluctuations or an increase in interest payment due to a bond holder with changes in accrued interest.

The market value of each bond within the returns universe is set at the outset of each monthly index reporting period as of the previous month-end index rebalancing date. These “beginning” market values are used to derive static security-level weights for index level return aggregation until the next index rebalancing.

Calculation the Level of the Index

The daily total return is calculated as the difference in the month-to-date return for the prior date and the month-to-date return for the current date, compounded for one day. The monthly total return is calculated as the sum of, for each index security, the monthly return for the index security multiplied by the weight of the index security at the beginning of the month.

Index Governance

The index sponsor uses two primary committees to provide overall governance and oversight of its benchmark administration activities:

•

The Product, Risk & Operations Committee (“PROC”) provides direct governance and is responsible for the first line of controls over the creation, design, production and dissemination of benchmark indices, strategy indices and fixings administered by the index sponsor, including the index. The PROC is composed of Bloomberg personnel with significant experience or relevant expertise in relation to financial benchmarks. Meetings are attended by Bloomberg Legal & Compliance personnel. Nominations and removals are subject to review by the BOC, discussed below.

•

The oversight function is provided by Bloomberg’s Benchmark Oversight Committee (“BOC”). The BOC is independent of the PROC and is responsible for reviewing and challenging the activities carried out by the PROC. In carrying out its oversight duties, the BOC receives reports of management information both from the PROC as well as Bloomberg Legal & Compliance members engaged in second level controls.

On a quarterly basis, the PROC reports to the BOC on governance matters, including but not limited to client complaints, the launch of new benchmarks, operational incidents (including errors & restatements), major announcements and material changes concerning the benchmarks, the results of any reviews of the benchmarks (internal or external) and material stakeholder engagements.

Index Reviews

The index sponsor will review the index (both the rules of construction and data inputs) on a periodic basis, not less frequently than annually, to determine whether they continue to reasonably measure the intended underlying market interest, the economic reality or otherwise align with its stated objective. More frequent reviews may result from extreme market events and/or material changes to the applicable underlying market interests.

Any resulting change to the index methodology deemed to be material will be subject to the review of the PROC under the oversight of the BOC, each of which committees shall be provided all relevant information and materials it requests relating to the change. Material changes related to the Bloomberg indices will be made available in advance to affected stakeholders whose input will be solicited.

The index sponsor’s index administration is also subject to Bloomberg’s Compliance function which periodically reviews various aspects of its businesses in order to determine whether it is adhering to applicable policies and procedures, and assess whether applicable controls are functioning properly.

“iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BITC”). The notes are not sponsored, endorsed, sold, or promoted by BITC. BITC makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

Historical Closing Levels of the Basket Underliers

The respective closing levels of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the basket underliers have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the level of any of the basket underliers during the period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket underliers as an indication of the future performances of the basket underliers, including because of recent volatility described above. We cannot give you any assurance that the future performance of the basket underliers or the basket underlier securities will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket underliers. Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the basket underliers. The actual performance of the basket underliers over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each basket underlier from January 1, 2018 through March 31, 2023. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices and most bond ETFs. The graphs are for illustrative purposes only. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the S&P 500® Index

Closing Level
5000
4000
3000
2000
1000
0
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023

Historical Performance of the iShares® Core U.S. Aggregate Bond ETF

Closing Level
120
100
80
60
40
20
0
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023

Supplemental discussion of U.S. federal income tax consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;

•   an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;

•	a tax exempt organization;
•	a partnership;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity.

We have determined that the comparable yield for the notes is equal to 5.045% per annum, compounded semi-annually with a projected payment at maturity of $1,224.06 based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
April 5, 2023 through December 31, 2023	$38.15	$38.15
January 1, 2024 through December 31, 2024	$53.93	$92.08
January 1, 2025 through December 31, 2025	$56.58	$148.66
January 1, 2026 through December 31, 2026	$59.51	$208.17
January 1, 2027 through April 5, 2027	$15.89	$224.06

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale, exchange or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Non-United States Holders

If you are a non-United States holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the basket fund or the stocks included in any basket index during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Supplemental plan of distribution; conflicts of interest

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement no. 8,999 and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $10,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 3.25% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee in connection with the distribution of the notes to SIMON Markets LLC, a broker-dealer in which an affiliate of GS Finance Corp. holds an indirect minority equity interest.

We will deliver the notes against payment therefor in New York, New York on April 5, 2023. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 18, 2023, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 18, 2023.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying underlier supplement no. 33, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying underlier supplement no. 33, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying underlier supplement no. 33 the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$465,000

GS Finance Corp.

Basket-Linked Notes due 2027

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC